Exhibit 99.1

Contact:	Matthew R. Zaist Executive Vice President William Lyon Homes (949) 833-3600

William Lyon Homes Emerges from Pre-packaged Chapter 11 Reorganization with a Significantly Stronger Balance Sheet

Irvine, CA – Feb. 27, 2012 – William Lyon Homes, which develops new home communities in California, Arizona and Nevada, today announced that it emerged from its voluntary pre- packaged chapter 11 reorganization with the effectiveness of its plan of reorganization having occurred on February 25th. The U.S. Bankruptcy Court confirmed the Company’s pre-packaged plan of reorganization on February 10th, just 53 days after its plan and related petitions were filed.

“The successful completion of the Company’s recapitalization is a major accomplishment which will help William Lyon Homes to remain a leader in the homebuilding industry for years to come,” said Chief Executive Officer General William Lyon.

The Company has now received a capital infusion of $85 million and reduced both the principal amount of its debt and its cash pay interest expense, significantly strengthening its balance sheet. Principal debt was reduced by approximately $180 million, resulting in a 37% reduction in overall debt. Annual cash interest was reduced by approximately 45% or nearly $25 million.

“Now that this process is complete we can refocus on executing on our business objectives. The Company was able to continue making acquisitions throughout the recapitalization process, and with our new capital structure, we look forward to bringing these and other highly desirable projects to market. The support of our many stakeholders throughout this process has been a true testament to the reputation of William Lyon Homes and the legacy of my father,” Chief Operating Officer and President William H. Lyon stated.

“Today marks the beginning of the next phase in William Lyon Homes’ long history,” said Executive Vice President

Matthew R. Zaist. “We are extremely appreciative of the support of all of our customers, trade and business partners, and employees. William Lyon Homes will continue to be the premier developer of residential communities in the Southwest for many years to come.”

About William Lyon Homes

William Lyon Homes is primarily engaged in the design, construction and sale of new single-family detached and attached homes in California, Arizona and Nevada. Its corporate headquarters is located in Newport Beach, California. For more information about William Lyon Homes and its new home developments, please visit its website at www.lyonhomes.com.

Certain statements in this release not containing historical information may constitute forward- looking statements. Such statements include statements to the effect that the Company will (a) as a result of the completion of its recapitalization, remain an industry leader for years to come, (b) bring acquisitions and other desirable projects to market, and (c) continue to be a premier regional developer of residential communities. These and other forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact the accuracy of such forward-looking statements include, among others, competition from other residential community developers, the availability of attractive acquisitions and other projects, changes in the Company’s strategic direction and regional concentration, changes in the Company’s liquidity, capital resources, and actual future needs for capital, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.